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                                                                      EXHIBIT 12
               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
       COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED
                          STOCK DIVIDEND REQUIREMENTS


                                                                                            Year Ended December 31
                                                                                 ------------------------------------------
                                                                                 1994      1993     1992     1991(1)    1990
                                                                                 ----      ----     ----     -------    ----
                                                                                            (in millions of dollars)
Net earnings (loss) from continuing operations before
 cumulative effect of changes in accounting
 principles                                                                     $3,713     $2,415   $  505    $ (538)   $   68
 Add back:
     Taxes on income                                                             2,117      1,423      429      (272)       79
     Fixed charges                                                               1,267      1,433    1,732     2,179     2,783
     Amortization of previously capitalized interest                                87         94       87        86        81
 Deduct:
     Capitalized interest                                                          177        176      176       162       140
     Undistributed earnings from less than
       fifty-percent owned affiliates                                               15          2        7        11         6
                                                                                ------     ------   ------    ------    ------
Earnings available for fixed charges                                            $6,992     $5,187   $2,570    $1,282    $2,865
                                                                                ------     ------   ------    ------    ------
Fixed charges:
 Interest expense                                                               $  937     $1,104   $1,405    $1,869    $2,458
 Interest expense of unconsolidated subsidiaries                                    --         --       --        --        15
 Capitalized interest                                                              177        176      176       162       140
 Credit line commitment fees                                                        10         10       10        15         6
 Interest portion of rent expense                                                  143        143      139       126       119
 Gross-up of preferred stock dividends of majority-
     owned subsidiaries (CFC) to a pretax  basis                                    --         --        2         7        45
                                                                                ------     ------   ------    ------    ------
Total fixed charges                                                             $1,267     $1,433   $1,732    $2,179    $2,783
                                                                                ------     ------   ------    ------    ------
Ratio of earnings to fixed charges                                                5.52       3.62     1.48      0.59      1.03
                                                                                ======     ======   ======    ======    ======
 Preferred stock dividend requirements                                          $  125     $  127   $  128    $   --    $   --
                                                                                ======     ======   ======    ======    ======
Ratio of earnings to fixed charges and preferred
 stock dividend requirements                                                      5.02       3.33     1.38        --        --
                                                                                ======     ======   ======    ======    ======
Equity taken up in earnings of less than fifty-percent
 owned affiliates                                                               $   15     $    2   $   11    $   13    $    8
Deduct:
 Dividends paid by affiliates                                                       --         --        4         2         2
                                                                                ------     ------   ------    ------    ------
Undistributed earnings from less than fifty-percent
 owned affiliates                                                               $   15     $    2   $    7    $   11    $    6
                                                                                ======     ======   ======    ======    ======

(1) In 1991, earnings were not sufficient to cover fixed charges. The coverage deficiency was $897 million.


NOTE: For purposes of computing the ratios of earnings to fixed charges and preferred stock dividend requirements, earnings are determined by adding back fixed charges to earnings (loss) from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than fifty-percent owned affiliates. Fixed charges consist of interest expense, credit line commitment fees, the interest portion of rent expense and the preferred stock dividend requirements of its majority-owned subsidiaries increased to an amount representing the pretax earnings that would be required to cover such dividend requirements.